HOME EQUITY ASSET TRUST 2006-3

DERIVED INFORMATION [2/3/06]

[$1,375,500,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$1,389,500,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-3

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-127872. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this preliminary free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Certificates until we have accepted your offer to purchase Certificates. We will not accept any offer by you to purchase Certificates, and you will not have any contractual commitment to purchase any of the Certificates until after you have received the free writing prospectus provided to you prior to the time you enter into a contract of sale. You may withdraw your offer to purchase Certificates at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – Aggregate Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 3/01/06 cutoff date. Approximately 22.2% of the mortgage loans do not provide for any payments of principal in the first two, three, five or ten years following origination. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Total Number of Loans	8,367
Total Outstanding Loan Balance	$1,385,458,952*	Min	Max
Average Loan Current Balance	$165,586	$5,894	$1,254,646
Weighted Average Original LTV	80.3%**
Weighted Average Coupon	7.71%	4.50%	14.38%
Arm Weighted Average Coupon	7.58%
Fixed Weighted Average Coupon	8.35%
Weighted Average Margin	5.74%	1.88%	10.20%
Weighted Average FICO (Non-Zero)	627
Weighted Average Age (Months)	3
% First Liens	96.00%
% Second Liens	4.00%
% Arms	83.20%
% Fixed	16.80%
% of Loans with Mortgage Insurance	1.60%

*

Total collateral will be approximately [$1,400,000,100].

**

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
All Deal States	Loans	Balance	Balance	%	%	FICO
Alabama	100	9,887,462	0.7	$8.27	84.5	603
Alaska	25	4,267,981	0.3	$7.77	82.4	654
Arizona	353	65,644,722	4.7	$7.71	78.2	625
Arkansas	31	2,992,390	0.2	$8.18	86.2	621
California	1,089	330,164,717	23.8	$7.29	77.8	639
Colorado	159	23,212,377	1.7	$7.82	81.8	633
Connecticut	62	12,441,088	0.9	$7.69	81.2	618
Delaware	49	6,572,391	0.5	$7.93	82.4	608
District of Columbia	32	8,501,341	0.6	$7.38	74.3	625
Florida	825	146,214,911	10.6	$7.79	79.8	622
Georgia	258	31,748,066	2.3	$8.24	84.4	621
Hawaii	10	2,901,447	0.2	$7.81	84.5	601
Idaho	37	5,539,590	0.4	$7.82	77.9	623
Illinois	365	59,717,951	4.3	$7.90	81.0	627
Indiana	173	14,360,928	1.0	$8.16	84.7	616
Iowa	114	6,155,983	0.4	$8.55	85.7	628
Kansas	61	5,194,612	0.4	$8.45	86.1	629
Kentucky	50	4,861,881	0.4	$8.12	84.6	622
Louisiana	117	13,607,997	1.0	$7.90	86.4	619
Maine	22	3,880,708	0.3	$7.25	78.7	639
Maryland	355	70,831,355	5.1	$7.58	79.3	618
Massachusetts	92	19,780,005	1.4	$7.54	78.3	628
Michigan	209	24,721,464	1.8	$8.11	83.6	616
Minnesota	173	25,462,231	1.8	$7.63	81.5	621
Mississippi	110	10,605,448	0.8	$8.37	86.4	605
Missouri	270	26,508,715	1.9	$8.16	84.5	610
Montana	30	4,364,881	0.3	$7.99	82.5	617
Nebraska	38	2,352,284	0.2	$8.26	85.6	642
Nevada	175	35,708,968	2.6	$7.71	81.1	630
New Hampshire	26	3,598,639	0.3	$7.66	83.1	621
New Jersey	186	42,330,352	3.1	$7.80	76.5	616
New Mexico	47	7,011,162	0.5	$8.16	81.6	638
New York	171	37,219,491	2.7	$7.74	80.5	628
North Carolina	202	22,851,579	1.6	$8.09	83.7	623
North Dakota	6	475,552	0.0	$7.26	82.9	702
Ohio	240	25,215,077	1.8	$7.83	83.9	623
Oklahoma	98	8,433,365	0.6	$8.37	83.0	631
Oregon	152	26,591,823	1.9	$7.51	80.6	645
Pennsylvania	292	34,920,933	2.5	$7.76	80.7	618
Rhode Island	24	4,155,292	0.3	$7.26	75.4	618
South Carolina	101	9,439,799	0.7	$8.40	82.7	618
South Dakota	16	1,460,239	0.1	$7.86	81.7	651
Tennessee	177	16,647,627	1.2	$8.04	83.2	617
Texas	413	41,494,211	3.0	$8.09	81.7	629
Utah	37	5,129,847	0.4	$7.92	81.9	640
Vermont	2	287,883	0.0	$8.05	80.7	632
Virginia	285	49,609,512	3.6	$7.64	79.6	619
Washington	243	42,107,612	3.0	$7.61	82.2	634
West Virginia	44	4,015,644	0.3	$8.72	85.3	620
Wisconsin	204	22,963,373	1.7	$8.08	83.3	618
Wyoming	17	1,296,051	0.1	$8.72	82.4	604
Total:	8,367	1,385,458,952	100.0	$7.71	80.3	627

*

Note, for second lines, CLTV is employed in this calculation.